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                                                            September 29, 1995


U.S. Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549


Gentlemen:

                 Re:      The Columbia Gas System, Inc.
                          File No. 70-8659

                 As Counsel for The Columbia Gas System, Inc. ("Columbia"), a Delaware corporation and holding company registered under the Public Utility Holding Company Act of 1935 (the "Act"), and at its request, I deliver to you this opinion for filing as Exhibit F to the Joint Application-Declaration on Form U-1 (File No. 70-8659), as amended by Amendment No. 1 (hereinafter referred to together as the "Application-Declaration"), relating to the proposed interest rate hedge transactions to be entered into by Columbia in order to limit its exposure to a potential rise in long-term interest rates from now until its issuance of approximately $2.1 billion of fixed rate debt (the "New Indenture Securities") upon its emergence from bankruptcy.

                 The proposed interest rate hedging program, as more fully described in the Application-Declaration, is hereinafter sometimes referred to as the "Proposed Transaction."

                 In connection with the foregoing, I have examined:

         (i)              the Application-Declaration,

         (ii) the form of New Indenture to be utilized for the issuance of the New Indenture Securities;

         (iii) copies of the Restated Certificate of Incorporation and Bylaws of Columbia;

         (iv) the Order Authorizing Interest-Rate Hedging Program issued by the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") on September 29, 1995; and





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         (v)              such other documents, records and matters of law as I
                          deemed necessary to enable me to render this opinion.

                 Based upon the foregoing and relying thereon, I am of the opinion, assuming that (i) the Proposed Transaction is consummated in accordance with the Application-Declaration, and (ii) all taxes and government charges in connection with the Proposed Transaction are paid:

                 (a) all state and federal laws applicable to the Proposed Transaction will have been complied with;

                 (b) Columbia is a validly organized and duly existing corporation in good standing under the laws of the State of Delaware;

                 (c) to the extent, if at all, the Proposed Transaction involves the issuance of an instrument which might be deemed to be debt, such instrument will be a valid and binding obligation of Columbia in accordance with the terms of the instrument; and

                 (d) the consummation of the Proposed Transaction does not violate the legal rights of the holders of any securities issued by Columbia or any associate company thereof.


                 I hereby consent to the filing of this opinion as an Exhibit to the Application-Declaration.


                                                   Very truly yours,

                                                   /s/ JOYCE KORIA HAYES
                                                  --------------------------

                                                   Joyce Koria Hayes
                                                   Associate General Counsel
                                                   and Assistant Secretary

                                                   Columbia Gas System
                                                        Service Corporation